The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on July 29, 2011.

This report may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about future financial and operating results and performance, statements about RAIT’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of RAIT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of RAIT. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: those discussed and identified in RAIT’s public filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2010.

These risks and uncertainties also include the following factors: Global recessionary economic conditions and adverse developments in the credit markets have had, and may continue to have, an adverse effect on our investments and our operating results, including reduced availability of financing to us and for refinancing to our borrowers, payment defaults and other credit risks in our investments, decreases in the fair value of our assets and decreases in the cash flow we receive from our investments. Our reliance on significant amounts of debt to finance investments may subject us to obligations to make significant balloon payments upon maturity, upon the exercise of any applicable put rights, particularly the April 15, 2012 put date under our 6.875% convertible senior notes, or otherwise, an increased risk of loss, reduce our return on investments, reduce our ability to pay distributions to our shareholders and possibly result in the foreclosure of any assets subject to secured financing. We may seek to acquire, redeem, restructure, refinance or otherwise enter into transactions to satisfy our debt which may include any combination of material payments of cash, issuances of our debt and/or equity securities, sales or exchanges of our assets or other methods. If our securitizations secured primarily by commercial real estate loans, RAIT I and RAIT II, were to fail to meet their performance tests, including over-collateralization requirements, our cash flow would be materially reduced. The reinvestments periods for RAIT I and RAIT II will expire in 2011 and 2012, respectively. Quarterly results may fluctuate and may not be indicative of future quarterly performance. The organization and management of our sponsored REIT or any other other investment vehicles we may manage may create conflicts of interest. Our ability to raise capital and attract investors in our sponsored REIT is critical to its success and its ability to grow depends on our ability to attract a sales force in any affiliated licensed broker dealer responsible for such capital raising. Payment defaults and other credit risks in our investment portfolio have arisen, and may continue to occur, which has caused, and may continue to cause, adverse effects on our cash flow, net income and ability to make distributions. We may not realize gains or income from investments and have realized, and may continue to realize, losses from some of our investments. Uninsured and underinsured losses may affect the value of, or our return from, our real estate. Real estate with environmental problems may create liability for us. Our investment portfolio may have material geographic, sector, property-type and sponsor concentrations. Our due diligence efforts before making an investment may not identify all the risks related to that investment. Our investments are relatively illiquid which may make it difficult for us to sell such investments if the need arises and any sales may be at a loss to us. Our subordinated real estate investments such as mezzanine loans and preferred equity interests in entities owning real estate involve increased risk of loss. Acquisitions of loans may involve increased risk of loss. Financing with high loan-to-value ratios may involve increased risk of loss. Preferred equity investments in REITs and real estate operating companies may involve a greater risk of loss than traditional debt financing and specific risks relating to particular issuers. The commercial mortgage loans in which we invest and the commercial mortgage loans underlying the CMBS in which we invest are subject to delinquency, foreclosure and loss, which could result in losses to us that may result in reduced earnings or losses and negatively affect our ability to pay distributions to our shareholders. If we are unable to improve the performance of commercial real estate properties we take control of in connection with restructurings, workouts and foreclosures of investments, our financial performance may be adversely affected. We may need to make significant capital improvements to our properties in order to remain competitive. Lease expirations, lease defaults and lease terminations may adversely affect our revenue.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the conference call referenced in this report. All subsequent written and oral forward-looking statements concerning the matters addressed in this report and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events, except as may be required by law.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

CORPORATE PARTICIPANTS

Andres Viroslav

RAIT Financial Trust — VP & Director, Corp. Comm.

Scott Schaeffer

RAIT Financial Trust — CEO

Jack Salmon

RAIT Financial Trust — CFO

CONFERENCE CALL PARTICIPANTS

Amy DeBone

Compass Point — Analyst

Richard Mashaal

Senvest — Investor

PRESENTATION

Operator

Good day ladies and gentlemen, welcome to the second quarter 2011 RAIT Financial Trust earnings conference call. My name is Chris, and I will be your conference moderator for today. Presently all participants are in listen-only mode. Later we will facilitate a question-and-answer session. (Operator Instructions). I would now like to turn the conference over to your presenter for today, Mr. Andres Viroslav, Director of Corporate Communications. Sir, you may proceed.

Andres Viroslav - RAIT Financial Trust — VP & Director, Corp. Comm.

Thank you Chris, and good morning to everyone. Thank you for joining us today to review RAIT Financial Trust’s second quarter 2011 financial results. On the call with me today are Scott Schaeffer, Chief Executive Officer, and Jack Salmon, RAIT’s Chief Financial Officer. This morning’s call is being webcast on our website at www.RAITFT.com. There will be a replay of the call available via webcast on our website, and telephonically beginning at approximately 1.00 PM Eastern Time today. The dial-in for the replay is 888-286-8010, with a confirmation code of 18649139.

Before I turn the call over to Scott, I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press releases and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations.

Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release continuing financial information, other statistical information and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is attached to RAIT’s most recent current report on Form 8-K available at RAIT’s website, www.RAITft.com under Investor Relations. RAIT’s other SEC filings are also available through this link. RAIT does not undertake to update forward-looking statements in this call, or with respect to matters described herein, except as may be required by law. Now I would like to turn the call over to RAIT’s Chief Executive Officer, Scott Schaeffer. Scott?

Scott Schaeffer - RAIT Financial Trust — CEO

Thank you very much, Andres. Thank all of you for joining us this morning as we present RAIT’s second quarter 2011 results. We are pleased to report another quarter of progress at RAIT.

I would like to take this time to review some of the key highlights.

We are reporting $4.4 million of operating income, our third consecutive quarter of positive operating income. We are also reporting AFFO of $0.22 per share. GAAP earnings for the quarter were negative, driven by non-cash mark to market adjustments of $26 million to our legacy Taberna portfolios. Jack will discuss this in more detail shortly.

We received $106 million from loan repayments and asset sales during the quarter. We originated and funded $52 million in first mortgage loans, purchased a $30 million first mortgage loan for $25 million, and executed term sheets to fund $32 million in new loans over the next 30 days. Our newly formed CMBS group structured the sale of approximately $61 million first mortgage loans into a third party CMBS securitization. The closing, originally scheduled for yesterday, has been delayed due to S&P’s internal review of their CMBS ratings methodology. We expect these loans to be sold during the third quarter.

Independence Realty Trust is RAIT’s first non-listed REIT subsidiary. Independence is focused on acquiring a portfolio of multi-family properties. During the quarter, the SEC declared the Independence registration statement effective for its issuance of common stock. Independence is now positioned to begin its capital raising efforts as we seek to enter into selling agreements with independent broker-dealers.

In our owned real estate portfolio, we continue to experience positive trends in both occupancy and rental income. In our loan book, we are reporting lower NPLs and reduced provisions for losses of $950,000 for the second quarter as the portfolio has stabilized. As you can see in the press release, we continue to pass all of our CRE CDO coverage tests with dramatic improvements in the RAIT CRE CDO 2 overcollateralization test.

During the quarter we continued the deleveraging process. We repurchased $16.8 million of the 6.875% senior convertible notes, $6.7 million of RAIT CRE CDO debt, and we retired $15.7 million which was the remaining outstanding balance of our 10% senior secured note due in 2014.

Our Board authorized a 1-for-3 reverse stock split during the quarter that went into effect after the market closed on June 30, 2011.

And lastly, RAIT’s Board reinstated its review of the common stock dividend to a quarterly basis and declared a second quarter common dividend of $0.06 per share. This is the first quarterly common dividend since October of 2008, and is being paid today.

At this point, I would like to turn the call over to Jack. Jack?

Jack Salmon - RAIT Financial Trust — CFO

Thank you, Scott. The financial highlights for the quarter ended June 30, 2011 include a GAAP net loss of $20.1 million primarily caused by the changes in fair value of our financial instruments, and an $8.5 million, or $0.22 per common share, of adjusted funds from operations, which is an increase of $0.03 per share in AFFO over the first quarter of this year.

I will summarize the consolidated results of operations, which has shown significant improvement this quarter, in comparison to the same quarter last year and on a year-to-date basis as follows:

Rental income of $22.1 million increased $4.4 million, or over 25% compared to the $17.7 million during the same quarter in 2010, and is up almost $10 million year-to-date. Rental growth reflects the increase in occupancy from 74% to 83% since the second quarter of 2010.

The related real estate operating expenses in this portfolio of $13.8 million were $400,000 higher this quarter compared to last year, as new properties came on stream. The increases in rent, net of these real estate operating costs, resulted in $8.3 million of property net operating income, which is a $4 million higher run rate that in 2010.

Interest expense of $22.3 million for the quarter and $45.7 million year-to-date is running 9% lower than the comparable periods in the prior year since we have reduced the aggregate amount of debt outstanding, thereby lowering our total borrowing costs.

Compensation expense of $5.7 million this quarter and $12.3 million for the first six months of the year is running $2.6 million, or 18%, lower year-to-date than in 2010. G&A expense of $4.4 million is $900,000 lower this quarter versus the second quarter of 2010, and 8% lower on a year-over-year basis, despite the incremental costs associated with the acquisition and launch of Independence Realty Trust this year.

Continuing improvements in our CRE loan portfolio from a credit perspective have resulted in lower provisions for loan losses of $2.9 million for the first half of 2011, compared to $24.9 million in the first half of 2010. During the quarter we converted two multi-family loans into owned real estate.

Total expenses for the quarter of $54.5 million represent a 16% reduction from the second quarter of 2010 of $65.0 million. As a result we generated $4.4 million of positive operating income this quarter, which was a $9 million improvement over the second quarter of last year, and for the first six months of 2011 we have generated $6.1 million of operating income, which is a $16.9 million improvement over 2010.

During the second quarter we generated $4.3 million in gains on sales of assets and debt extinguishments, compared to $24.9 million in similar gains for the same quarter last year.

We also experienced a large change in the net fair value mark-to-market adjustment this quarter, which was a net charge of $25.7 million. This non-cash amount was comprised of $2.1 million of asset pricing improvements on our Taberna securities, offset by a $6.8 million increase in the non-recourse debt financing of these portfolios, and further reduced by a $21 million increase in the related interest rate hedges, reflecting the high volatility in long-term interest rates that have been experienced recently. This change in fair value was the primary cause of our reported GAAP net loss of $20.1 million this quarter.

The change in fair value of these financial instruments impacts our reported GAAP earnings and our FFO, which is a non-GAAP measure of operating performance. However, adding back the $25.7 million non-cash charge, together with other adjustments as shown on Schedule 1 to AFFO, resulted in AFFO of $8.5 million this quarter, and $15.5 million for the first six months of 2011. AFFO per common share increased each of the past three quarters from $0.15 at 12/31/2010 to $0.19 in the first quarter of this year, and $0.22 at June 30th. In comparing the $0.22 of AFFO this quarter to the $0.26 in the second quarter of last year, it should be noted that we recorded a one-time gain on sales of our management contracts of over $7.6 million in 2010, which contributed significantly to the prior year AFFO.

Turning to our assets, our $1.2 billion CRE loan portfolio has continued to perform better and loan production picked up as we received $38 million in loan repayments, and funded $52 million of loans this quarter. As a result, our two CRE loan securitizations, CRE 1 and CRE 2, are meeting all of their interest coverage and OC requirements. As of the most recent payment cycle, the most stringent OC test for CRE 1 was at 123.6% versus a trigger of 116.2%. And for CRE 2 it was at 118.9% versus a trigger of 111.7%. Now CRE 2 has only one $4 million non-performing mezzanine loan outstanding today. Recently, a $20 million mezzanine loan was brought current by the borrower, returning it to performing status, and thereby dramatically improving our OC test. The total NPLs of $94 million are down from $121 million at March 31, 2011, and represent 8.1% of the unpaid balance in the CRE loan portfolio. We have approximately $50 million, or 53% of the current NPL balance available in reserves against any future losses.

In our CRE owned portfolio, $862 million of assets has increased $58 million during the quarter, primarily from the addition of two multi-family assets arising from loan conversions. In one transaction we purchased from a third party a $30 million senior first mortgage at a discount, and then converted that into owned real estate. We have also completed the sale of two multi-family assets this quarter with gross proceeds of approximately $67 million, thereby creating new lending liquidity in our CDOs.

Turning to our debt capital, we began the year with $143.6 million of our 6.875% convertible debt outstanding. After repurchasing an additional $16.8 million this quarter, we now have approximately $38.8 million of this debt outstanding. During the quarter we also purchased $6.7 million of our CRE CDO non-recourse notes payable, which generated a gain on debt extinguishment of $4.2 million. Turning to our bank debt, at quarter end we have $19.7 million of recourse debt outstanding on a secured bank credit facility, which we expect to refinance during the coming quarter.
In April we prepaid the entire $15.7 million outstanding balance of the 10% senior secured note that had an April 2014 maturity date. As a result of these actions, we have reduced our recourse debt in the quarter by $32.5 million to a carrying value of $245.5 million as of June 30, 2011. Our total debt to equity ratio was 2.2 times at quarter end, compared to a ratio of 2.3 times at December 31, 2010.

In the next week, we will file our quarterly report on Form 10-Q, and we also expect to file a new shelf registration statement on Form S-3, to replace the current shelf registration which is expiring. With that, I will turn the call back over to Scott.

Scott Schaeffer - RAIT Financial Trust — CEO

Thanks, Jack. Operator, I think at this time we would like to open the call up for questions.

QUESTION AND ANSWER

Operator

Thank you. (Operator Instructions). We will pause for a moment to compile a list. Our first question comes from the line of Amy DeBone, Compass Point, ma’am you may proceed.

Amy DeBone - Compass Point — Analyst

Hi, guys, just two quick questions. Was the commercial loan balance, the increase in the commercial loan balance this quarter in any way related to the transfer of properties into Independence Realty or the two loan conversions that were completed during the quarter?

Scott Schaeffer - RAIT Financial Trust — CEO

No. It really is a result of the net effect of the loan repayments against the loans that we funded and/or purchased.

Amy DeBone - Compass Point — Analyst

Thank you. And then also can you provide the approximate size of the fees generated from the $61 million in commercial loan originations in the CMBS JV, and were they reflected in this quarter’s results?

Scott Schaeffer - RAIT Financial Trust — CEO

First of all they were not reflected in this quarter results. It was a sale that was expected to be consummated yesterday. And we had estimated the gain to be a little over $2 million. Of course it got caught up in S&P delaying their ratings for all CMBS issuances.

Amy DeBone - Compass Point — Analyst

Okay, thank you.

Scott Schaeffer - RAIT Financial Trust — CEO

You are welcome.

Operator

Our next question comes from the line of Richard Mashaal of Senvest. You may proceed.

Richard Mashaal - Senvest — Investor

Hi, guys. Just a couple of things, you mentioned something about a mezzanine loan being paid off. That was subsequent to quarter end?

Scott Schaeffer - RAIT Financial Trust — CEO

No. You are referring to the $20 million mezzanine loan that was non-performing?

Richard Mashaal - Senvest — Investor

Yes.

Scott Schaeffer - RAIT Financial Trust — CEO

No, that is a mezzanine loan that did not pay off. It is one where there was an extension being negotiated with the borrower and the senior lender. And during that extension period, the borrower wasn’t paying, so the senior loan went into default, and our loan accordingly was not paying. However the extension was ultimately agreed to. The borrower brought all of the loans current, including ours. And we agreed to extend as well, and the loan will be kept current on a forward-looking basis. So it is one where it was a non-performing loan, but it wasn’t non-performing because of any issue relative to the borrower, it was non-performing just because of an extension being worked through between the borrower and the lenders.

Richard Mashaal - Senvest — Investor

Did the borrower come up with more fresh cash equity?

Scott Schaeffer - RAIT Financial Trust — CEO

They did. A significant amount. It was somewhere in the area of $14 million or $15 million.

Richard Mashaal - Senvest — Investor

Okay. So that measurably improves your position in the capital stack?

Scott Schaeffer - RAIT Financial Trust — CEO

Well, it’s new equity coming in behind us. And it is one where we believed all along that the value of the property was in excess of the total debt outstanding anyway. It really went non-performing just because again, the nonpayment during the negotiation period of the extension.

Richard Mashaal - Senvest — Investor

Good to hear. I am sorry I missed the beginning of the call, but is there some kind of an apples-to-apples number you got, and I am more sort of looking at your previous quarter, in terms of recurring cash flow, basically which would mean your NOI from your properties plus cash flow from the securitizations from the CDOs?

Jack Salmon - RAIT Financial Trust — CFO

Yes Richard, I don’t have a break down in front of me, but I think by evidence of the growth in AFFO you will see that is reported each of the last three quarters, AFFO was increased, which is a good indicator of growth in cash flow.

Richard Mashaal - Senvest — Investor

There is nothing nonrecurring in there?

Jack Salmon - RAIT Financial Trust — CFO

No. It is all on a comparable basis, and all quarters back are presented on the same basis.

Richard Mashaal - Senvest — Investor

Good enough. Thank you, those are my questions.

Jack Salmon - RAIT Financial Trust — CFO

Thank you. You are welcome.

Operator

That was our last question. I would now like to turn the call back over to Mr. Scott Schaeffer for closing remarks.

Scott Schaeffer - RAIT Financial Trust — CEO

Thanks. I would like to summarize by saying that RAIT is making great progress in what continues to be a volatile and uncertain market. We are experiencing improving credit trends and real estate fundamentals within our portfolios, particularly in the multi-family asset class. And in the near term, we will continue to focus our efforts in two strategic directions, real estate lending with a focus on bridge and CMBS loans, and multi-family acquisitions through our Independence Realty Trust subsidiary. I would like to thank you for joining us all today, and we look forward to speaking with you again at the end of the third quarter.

Operator

Ladies and gentlemen, that concludes today’s conference. Thank you so much for your participation. You may now disconnect. Have a great day.